PEAPACK-GLADSTONE FINANCIAL CORPORATION
                            DIRECTORS' DEFERRAL PLAN


Section 1. Establishment of the Plan
           -------------------------

           Effective March 31, 2001, there is hereby established a plan whereby certain members of the Board of Directors of the Peapack-Gladstone Financial Corporation or any of its subsidiaries, who are not current employees of the Company ("Directors"), may voluntarily defer receipt of some or all of the fees payable to them by the Company (the "Deferred Compensation").

Section 2. Definitions
           -----------

           When used in the Plan, the following terms shall have the definitions set forth in this Section 2:

           2.1 Beneficiary: The term "Beneficiary" means the beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries designated by the Participant pursuant to Section 5.3. hereof).

           2.2 Board of Directors: The term "Board of Directors" means the boards of directors of the Company.

           2.3 Company: The term "Company" means Peapack-Gladstone Financial Corporation and all of its subsidiaries.

           2.4 Company Credit: The term "Company Credit" means an amount computed and credited to a Participant's Deferred Compensation Account, as described in Section 4.2.

           2.5 Compensation: The term "Compensation" means the retainer and the aggregate of all fees for service and attendance at Board of Director and committee meetings to which a Director is entitled for services rendered to the Company as a Director.

           2.6 Deferred Amount: The term "Deferred Amount" means the amount of Compensation that a Participant elects to defer in accordance with Section 3 hereof.

           2.7 Deferred Compensation Account: The term "Deferred Compensation Account" means the account described in Section 4.1. A Participant's Deferred Compensation Account shall be fully vested at all times.

           2.8 Disability: The term "Disability" means the complete and permanent inability of an individual, by reason of illness or accident, to perform the individual's duties as a Director. The determination whether a Director has suffered a Disability shall be made by the Board of Directors based upon such evidence as it deems appropriate.

           2.9 Participant: The term "Participant" means a Director who has elected to defer receipt of Compensation pursuant to the Plan.

           2.10 Plan: The term "Plan" means this Peapack-Gladstone Financial Corporation Directors' Deferral Plan, as set forth herein and as it may be amended from time to time.

Section 3. Participation

           Prior to the Effective Date, and thereafter at the beginning of any calendar quarter in each calendar year, any Director who is not an employee of the Company may defer the receipt of Compensation to be earned by the Director during such calendar quarter and the ensuing calendar quarters by filing with the Company a written election that:

           (i) defers payment of a designated amount or a percentage of his/her Compensation for services attributable to such calendar quarters (the "Deferred Amount");

           (ii) specifies the payment option selected by the Participant pursuant to Section 5.2 hereof for such Deferred Amount.

           The amount deferred may not exceed the Director's Compensation for the period of deferral. Notwithstanding the foregoing, any individual who is not an employee of the Company, and who is newly elected or appointed to serve as a Director, may, not later than thirty (30) days after his/her election or appointment as a Director becomes effective, elect in accordance with the preceding provisions of this Section 3, to defer the receipt of Compensation earned during the portion of the current calendar quarter that follows his/her filing of the election with the Company. Any elections made pursuant to this
Section 3 shall be irrevocable when made. Notwithstanding the foregoing, the Board of Directors, in its sole discretion, may make a distribution to a Participant under either Section 5.2(i)(a) or 5.4. If a Participant fails to discontinue an election under Section 4 with respect to his/her Deferred Amount for a future period, the Participant's current election shall remain in effect, provided, however, that the Participant may thereafter make a new election with regard to a future period at any time in accordance with the first paragraph of this Section 3.

Section 4. Individual Accounts
           -------------------

                  The Company shall maintain individual accounts for Participants, as follows:

           4.1 Deferred Compensation Account: The Company shall maintain a Deferred Compensation Account in the name of each Deferred Compensation Participant with respect to any amounts deferred under the Plan.

           4.2 Accrual of Company Credit: The Company shall credit to each Participant's account an interest component equal to that which would have been credited if such Deferred Amount were invested in the Peapack-Gladstone Money Market Account (also known as the Tellson Money Market). The Company Credit shall be compounded and credited to each Deferred Compensation Account as of the last day of each calendar month. If a Participant elects the payment option under Section 5.2(i)(b), the Company Credit shall continue to be credited to the Participant's account until distributed.


           4.3 Account Statements: Within a reasonable time following each June 30 and December 31, the Company shall provide a semi-annual statement of account to each Participant.

Section 5. Payment Provisions
           ------------------

           5.1 Method of Payment. All payments to a Participant (or to a Participant's Beneficiary or estate, as the case may be) with respect to the Participant's Deferred Compensation Account shall be paid in cash only.


                  5.2      Payment Options:

               (i) At the time each Director first elects to make a deferral, the Participant shall select a payment option with respect to the payment of the Participant's Deferred Compensation Account from the following payment options:

                    (a) a lump sum paid on the first day of the calendar quarter following termination of service as a Director, or the first day of a calendar quarter that is at least five (5) years following the date of the original deferral election, provided that this period will be accelerated until the first day of the calendar quarter following the calendar quarter in which the Participant ceases to be a Director. Furthermore, if a Director is scheduled to receive a payment pursuant to this Section at a time when he or she still serves as a Director, he or she may elect, at least six (6) months prior the scheduled date of payment, to redefer all amounts otherwise due to him or her for an additional period of time (which is at least equal to three (3) years), again subject to earlier payment in the event that he or she thereafter ceases to serve as a Director;

                    (b) payments in substantially equal annual installments over a period of between two (2) to ten (10) years, commencing in January of the calendar year following the calendar year during which the Participant ceases to be a Director.

                    (ii) If the payment option described in paragraph (i)(a)
                         above has been elected, the amount of the lump sum with respect to the Participant's Deferred Compensation Account shall be equal to the amount credited to the Participant's Deferred Compensation Account as of the last business day of the calendar quarter preceding the date of payment.

                    (iii) If the payment option described in paragraph (i)(b)
                         above has been elected, the amount of each installment with respect to the Participant's Deferred Compensation Account shall be paid annually, in installment amounts.

                    (iv) Notwithstanding the above, a Director may elect to
                         change the form of distribution from installments to lump sum, or vice versa, provided that such new election may not be made less than six (6) months prior to such Director's becoming entitled to a distribution hereunder.

           5.3 Payment Upon Death. Notwithstanding any other provision of the Plan to the contrary, within a reasonable period of time following the death of a Participant, the amount credited to the Participant's Deferred Compensation Account shall be paid by the Company in a lump sum to the Participant's Beneficiary. For purposes of this Section 5.3, the amount credited to the Participant's Deferred Compensation Account shall be determined as of the date of payment. A Participant may designate a Beneficiary, in writing, in a form acceptable to the Board of Directors. A Participant may revoke a prior designation of a Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided, however, that such revocation and new designation (if any) are in writing and filed with the Company before the Participant's death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the Participant's lifetime shall be paid to the Participant's estate in a lump sum in accordance with this
Section 5.3.



           5.4 Payment on Unforeseeable Emergency. The Board of Directors may, in its sole discretion, direct payment to a Participant of all or of any portion of the Participant's Deferred Compensation Account, notwithstanding an election of a payment option under Section 5.2 above, at any time that the Board of Directors determines that such Participant has an unforeseeable emergency, and then only to the extent reasonably necessary to meet the emergency. For purposes of this section, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 6. Prohibition Against Transfer
           ----------------------------

           The right of a Participant to receive payments under the Plan may not be transferred except by will or applicable laws of descent and distribution. A Participant may not assign, sell, pledge, or otherwise transfer amounts to which he/she is entitled hereunder prior to payment thereof to the Participant.

Section 7. General Provisions
           ------------------

           7.1 Director's Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payments of cash under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

           7.2 Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Board of Directors, which shall have the authority to adopt rules and regulations for carrying out the Plan, and which shall interpret, construe, and implement the provisions of the Plan. The Board of Directors, however, shall have the right to delegate some or any of its administrative functions under the Plan to another person or entity.

           7.3 Legal Opinions. The Board of Directors may consult with legal counsel, who may be counsel for the Company, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any good faith action taken, or omitted, by it pursuant to the advice of such counsel.

           7.4 Liability. Any decision made or action taken by the Board of Directors, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Board of Directors nor any employee of the Company or any of its subsidiaries shall be liable for any Deferred Compensation Account or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

           7.5 Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments. The recipients of such payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.


Section 8. Amendment, Suspension, and Termination
           --------------------------------------

           The Board of Directors shall have the right at any time, and for any reason, to amend, suspend, or terminate the Plan, provided, however, that no amendment, suspension, or termination shall reduce the cash balance in any Participant's Deferred Compensation Account.

Section 9. Applicable Law
           --------------

           The Plan shall be governed by, and construed in accordance with, the laws of the State of New Jersey, except to the extent that such laws are preempted by federal law.

Section 10.Effective Date
           --------------

               The Effective Date of this Plan is March 31, 2001.



                                       9